EXHIBIT (12)

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                                                                            PRO FORMA
                                                                                 NINE MONTHS      TWELVE     TWELVE
                                                                                    ENDED         MONTHS     MONTHS
                                            YEARS ENDED AUGUST 31,                 MAY 31,         ENDED      ENDED
                                   ----------------------------------------   -----------------   MAY 31,    MAY 31,
                                   1991    1992     1993     1994     1995     1995       1996     1996       1996
                                   -----   -----   ------   ------   ------   ------     ------   -------   ---------
Earnings:
 Income (loss) before income
   taxes.........................    (74)   (596)   2,770    3,962       94   (3,649)    (6,069)  (2,326 )    (4,283)
 Fixed charges (see computation
   below)........................  7,527   7,803    7,911    9,251   11,631    8,404     11,593   14,820      16,777
 Reduced by: Interest
   capitalized...................                      (4)    (113)    (347)    --         (590)    (937 )      (937)
                                   -----   -----   ------   ------   ------   ------     ------   -------   ---------
   Total earnings available for
     fixed charges...............  7,453   7,007   10,677   13,100   11,378    4,755      4,934   11,557      11,557
Fixed charges:
 Interest expense................  2,820   2,039    2,064    2,804    5,067    3,561      5,968    7,474       9,128
 Capitalized interest............   --      --          4      113      347     --          590      937         937
 Amortization....................     97      93      144       63       75       72        282      285         588
 Interest component of rent
   expense.......................  4,610   5,471    5,699    6,271    6,142    4,771      4,753    6,124       6,124
                                   -----   -----   ------   ------   ------   ------     ------   -------   ---------
   Total fixed charges...........  7,527   7,603    7,911    9,251   11,631    8,404     11,593   14,820      16,777
Ratio of earnings to fixed
  charges........................                    1.35     1.42              --         --       --         --
Deficit of earnings to fixed
  charges........................     74     596     --       --        253    3,649      6,659    3,263       5,220
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